Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated as of March 5, 2010, is made by and between Domino’s Pizza LLC (hereinafter referred to as the “Company”) and L. David Mounts (hereinafter referred to as “Executive”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Termination of Active Employment. Executive’s last day of active employment with the Company will be March 31, 2010. However, Executive will continue to provide certain services to the Company including cooperating with the reasonable requests of the Company to support the transition of the Executive’s duties to other Company personnel; and providing of information reasonably requested by Company personnel to continue the projects under the current purview of Executive. The Company and Executive expressly waive any and all notice requirements under the Amended and Restated Employment Agreement (the “Employment Agreement”) between the Company and the Executive.

2.	Vested Option Exercisability. In accordance with the action by the Compensation Committee of the Company, all of the then vested stock options held by Executive on April 1, 2010 will remain exercisable through October 1, 2010 and will expire immediately thereafter and be canceled.

3.	Unvested Option Cancelation. All unvested stock options and performance shares held by Executive on March 31, 2010 will be canceled on that date.

4.	No Compensation. Executive shall not be entitled to any other compensation or benefits after March 31, 2010, except as set forth in Section 2 above.

5.	Effect of Breach. The Executive agrees that the benefits contained in this Agreement and which flow to the Executive from the Company are subject to termination, reduction or cancelation in the event that the Executive takes any action or engages in any conduct deemed by the Company to be in violation of this Agreement or Section 7, 8 or 9 of the Employment Agreement.

6.	Additional Executive Obligations.

a.	Return of Property. The Executive shall return all papers, files, documents, cell phones, computers, reference guides, equipment, keys, identification, credit cards, software, computer access codes, disks and institutional manuals, or other property belonging to the Company on or before March 31, 2010. The Executive shall not retain any copies, duplicates, reproductions or excerpts of any of the Company’s property. The executive may retain copies of all agreements between the Executive and the Company and other documents relating to his personal performance.

b.	Nondisclosure of Confidential Information. During the course of the Executive’s employment with the Company, the Executive has become acquainted with and/or developed confidential information belonging to the Company and its customers. The Executive agrees not to use or to disclose to any person or entity any confidential information of the Company or of any past or present customer of the Company, including but not limited to financial data or projections, customer lists, projects, economic information, systems, plans, methods, procedures, operations, techniques, know-how, trade secrets or merchandising or marketing strategies.

c.	Executive’s Compliance with Sections 7, 8, and 9 of Employment Agreement. In addition, Executive shall continue to be bound by the terms of Section 7, 8 and 9 of the Employment Agreement and agrees to comply with such terms and provisions.

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Execution Copy

IN WITNESS WHEREOF, the parties hereby agree to the foregoing terms and conditions of the Separation Agreement as of the date first written above.

DOMINO’S PIZZA LLC		EXECUTIVE

By:	/s/ J. Patrick Doyle	/s/ L. David Mounts
L. David Mounts
Name:	J. Patrick Doyle

Title:	Chief Executive Officer